EXHIBIT 5.1

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FGI Industries Ltd. Harbour Place 2nd Floor 103 South Church Street P.O. Box 472, George Town Grand Cayman KYI-1106 Cayman Islands

22 August 2024

Dear Sirs

FGI Industries Ltd.

We have examined the Registration Statement on Form S-8 to be filed by FGI Industries Ltd., a Cayman Islands exempted company incorporated with limited liability (the "Registrant"), with the United States Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the United States Securities Act of 1933, as amended, related to the offering by the Registrant of a certain amount of ordinary shares of the Registrant (the "Shares") for issuance pursuant to the FGI Industries Ltd. 2021 Equity Incentive Plan (the "Plan").

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the shareholders of the Registrant and by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan), and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

Tel: +852 2801 6066 3605-06 Tower Two Fax: +852 2801 6767 Lippo Centre, 89 Queensway www.traversthorpalberga.com HONG KONG
Cayman Islands & British Virgin Islands Attorneys-at-Law Resident Hong Kong Partners: Anthony Travers OBE, Richard Thorp, Jos Briggs, Guy Connell, Ray Ng, James Webb